Exhibit 99.5

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 22nd day of June, 2006, by and among Blue Coat Systems, Inc., a Delaware corporation (the “Company”) and the persons and entities listed on Exhibit A hereto (the “Investors”).

WITNESSETH

WHEREAS, the Investors are purchasing shares of the Company’s Series A Preferred Stock (the “Series A Preferred”), pursuant to that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”); and

WHEREAS, in connection with the consummation of the Financing, the Investors have agreed to provide for the future voting of their shares of the Company’s capital stock as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.                                      VOTING.

1.1          Investor Shares. The Investors each agree to hold all shares of Series A Preferred registered in their respective names or beneficially owned by them as of the date hereof and any and all Series A Preferred legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement. Any shares of the Company’s Common Stock issued upon the conversion of any such Investor Shares shall not be Investor Shares and shall not be subject to the provisions of this Agreement.

1.2          Election of Series A Director. At each election of or action by written consent to elect directors in which the holders of Series A Preferred, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective Investor Shares so as to elect one individual designated by Francisco Partners II, L.P., which individual shall initially be Keith Geeslin. Any vote taken to remove any director elected pursuant to this Section 1.2, or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2, shall also be subject to the provisions of this Section 1.2. Upon the request of any party entitled to designate a director as provided in this Section 1.2, each Investor agrees to vote its Investor Shares for the removal of such director.

1.3          No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.4          Legend.

(a)           Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed on certificates representing the Investor Shares held by Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (collectively, the “FP Entities”) the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)           The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Investor Shares theretofore represented by a certificate carrying the Legend.

1.5          Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Investor Shares held by either of the FP Entities as of the date hereof (and only to the successors in interest of such shares). The Company shall not permit the transfer of any of such Investor Shares on its books or issue a new certificate representing any of such Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor. For the avoidance of doubt, any Investor Shares transferred by an Investor affiliated with Sequoia Capital shall not be subject to the terms of this Agreement following their transfer.

1.6          Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Investor Shares.

1.7          Irrevocable Proxy. To secure the Investor’s obligations to vote the Investor Shares in accordance with this Agreement, each Investor hereby appoints Francisco Partners II, L.P., or its designee, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Investor’s Investor Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Investor if, and only if, such Investor fails to vote all of such Investor’s Investor Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Investor’s written consent or signature. The proxy and power granted by each Investor pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares.

2.             TERMINATION. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) eighteen (18) months from the date of this Agreement; (b) the date of the closing of a Change of Control, as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof; or (c) the date as of which the parties hereto terminate this Agreement by written consent of the holders of a majority of the Investor Shares, specifically including Francisco Partners II, L.P.

3.                                      MISCELLANEOUS.

3.1          Ownership. Each Investor represents and warrants to the other Investors that (a) such Investor will own upon the Closing (as defined in the Purchase Agreement) those shares being acquired pursuant to the Purchase Agreement free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms.

3.2          Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.3          Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to agreements among California residents entered into and performed entirely within the State of California, without reference to the conflict of laws provisions thereof.

3.4          Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of holders of a majority of the Series A Preferred, specifically including Francisco Partners II, L.P. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any assignee of any such party.

3.5          Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6          Successors and Assigns. Except as otherwise provided in Section 1.5, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

3.7          Additional Shares. In the event that subsequent to the date of this Agreement any shares of Series A Preferred are issued on, or in exchange for, any of the Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Investor Shares, as the case may be, for purposes of this Agreement.

3.8          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

3.9          Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.10        Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance  by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.11        Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.12        Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt.

3.13        Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

COMPANY:		INVESTORS:

BLUE COAT SYSTEMS, INC.		FRANCISCO PARTNERS II, L.P.

		By:	Francisco Partners GP II, L.P.
By:	/s/ Brian NeSmith	Its:	General Partner
President
		By:	Francisco Partners GP II Management, LLC
		Its:	General Partner

		By:	/s/ Keith B. Geeslin
Managing Director

FRANCISCO PARTNERS PARALLEL FUND II, L.P.

		By:	Francisco Partners GP II, L.P.
		Its:	General Partner

		By:	Francisco Partners GP II Management, LLC
		Its:	General Partner

		By:	/s/ Keith B. Geeslin
Managing Director

SEQUOIA CAPITAL GROWTH FUND III

		By:	SCGF III Management, LLC
		Its:	General Partner

		By:	/s/ Jim Goetz
Managing Member

SEQUOIA CAPITAL GROWTH PARTNERS III

		By:	SCGF III Management, LLC
		Its:	General Partner

		By:	/s/ Jim Goetz
Managing Member

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

		By:	SCGF III Management, LLC
		Its:	General Partner By: Managing Member

		Its:	/s/ Jim Goetz
Managing Member

EXHIBIT A

LIST OF INVESTORS

Francisco Partners II, L.P.

Francisco Partners Parallel Fund II, L.P.

Sequoia Capital Growth Fund III

Sequoia Capital Growth Partners III

Sequoia Capital Growth III Principals Fund